Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 No. 333-186516 of our report dated March 13, 2013 relating to the financial statements of BRAINSTORM CELL THERAPEUTICS INC. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Experts" in such Prospectus.

/s/Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel

March 20, 2013